FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-01

NEW ISSUE CMBS:$1,123MM MORGAN STANLEY BofA MERRILL LYNCH SERIES 2012-C6
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH

CLASS	M/F	SIZE($MM)	CE(%)	WAL(YRS)	LAUNCH	TARGET PX
A-1	Aaa/AAA	67.000	30.00%	2.55	25	100-
A-2	Aaa/AAA	236.000	30.00%	4.87	50	103-
A-3	Aaa/AAA	72.000	30.00%	7.49	80	103-
A-4	Aaa/AAA	411.447	30.00%	9.81	85	103-
A-S	Aaa/AAA	98.306	21.25%	9.91	145	103-
B	Aa2/AA	50.557	16.75%	9.91	190	103-
C	A2/A	43.536	12.88%	9.93	250	103-

PRICING SCHEDULED FOR 12:30

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File Number 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

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